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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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EXELON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exelon

# meeting the challenge

Exelon Corporation 06 Proxy Statement

Exelon Corporation P.O. Box 805379 Chicago, IL 60680-5379	www.exeloncorp.com

NOTICE OF THE ANNUAL MEETING
AND 2006 PROXY STATEMENT

May 23, 2006

Dear Shareholder:

We will hold the annual meeting of Exelon Corporation shareholders on Tuesday, June 27, 2006 at 9:30 A.M. Central Daylight Savings Time in the Chase Tower Auditorium, 10 South Dearborn Street, Chicago, Illinois.

The purpose of the annual meeting is to consider and take action on the following matters:

  1.
  The election of five Class III directors: M. Walter D'Alessio; Rosemarie B. Greco; John M. Palms, Ph. D.; John W. Rogers, Jr. and Richard L. Thomas;

  2.
  The ratification of PricewaterhouseCoopers LLP as Exelon's independent accountant for the year 2006;

  3.
  A shareholder proposal to require shareholder approval of future severance benefits; and

  4.
  Any other business that properly comes before the meeting.

Shareholders of record as of May 12, 2006 are entitled to vote at the annual meeting. This notice and proxy statement, voting instructions, and 2005 Summary Annual Report are being mailed to shareholders on or about May 23, 2006. Exelon's complete 2005 Annual Report was mailed to shareholders in April 2006.

Your vote is very important. Please consider using the internet for voting: it is fast and secure and will help us reduce mailing expenses. You may also elect to receive future proxy mailings through the internet to further reduce costs and conserve natural resources.

If you plan to attend the annual meeting, please review the instructions in the section entitled Frequently Asked Questions in the proxy statement. Thank you for your continued interest and support of Exelon Corporation.

By order of the board of directors,

Katherine K. Combs
Vice President, Corporate Secretary
and Deputy General Counsel

TABLE OF CONTENTS

Frequently Asked Questions		4
•	Why am I receiving this proxy material?	4
•	What is the status of the merger with PSEG?	4
•	What am I voting on?	5
•	How do I vote?	5
•	How can I change my vote?	6
•	What vote is needed for the proposals to be adopted?	6
•	Who will count and certify the votes?	6
•	How can I attend the annual meeting?	6
•	Can I view or receive these materials electronically?	7
•	How can I reduce duplicate mailings?	7
•	How can I submit a proposal for consideration at the 2007 annual meeting?	7
•	How can I recommend someone as a candidate for director?	7
Proposals to be Voted Upon		8
•	Proposal 1: The election of five Class III directors	8
•	Proposal 2: The ratification of PricewaterhouseCoopers LLP as Exelon's independent accountant for 2006	8
•	Proposal 3: A shareholder recommendation to require shareholder approval of future severance benefits	10
•	Other matters and discretionary voting authority	11
Corporate Governance at Exelon		12
•	The board's function and structure	12
•	Anticipated changes upon the completion of merger with PSEG	12
•	Exelon's process for nominating directors	13
•	Communication with the board of directors	13
•	Director independence	13
•	Description of board committees	14
	Audit Committee	14
	Compensation Committee	15
	Corporate Governance Committee	15
	Risk Oversight Committee	15
	Energy Delivery Oversight Committee	16
	Generation Oversight Committee	16
•	Compensation of non-employee directors	16
	Directors' compensation table	17
	Reimbursement of expenses and other compensation	17
Directors' Biographies		18
•	Class III directors nominated for re-election for a term of 3 years	18
•	Class I directors with terms expiring in 2007	19
•	Class II directors with terms expiring in 2008	20
Ownership of Exelon common stock		22
•	Beneficial ownership table	22
•	Directors' and officers' stock ownership requirements	23
•	Other significant owners of Exelon stock	23

Report of the Audit Committee		24
Report of the Compensation Committee		25
•	Committee responsibilities and procedures	25
•	Compensation philosophy	25
•	Executive stock ownership requirements	25
•	Factors considered in determining overall compensation	26
•	Chief executive officer compensation	26
•	How base salary is determined	26
•	How 2005 annual incentives are determined	27
•	Long-term incentives	27
•	Stock option awards	27
•	Exelon performance share awards	28
•	Executive perquisites	28
•	Ability to deduct executive compensation	29
Stock Performance Chart		30
Executive Compensation		31
•	Summary compensation table	31
	Other annual compensation and description of perquisites	32
	Long term performance share awards	33
	Table of long term performance share payout and remaining value	34
	All other compensation	35
•	Table of option grants for 2005	35
•	Table of option exercises and year end value	36
•	Long term incentive plans—awards in last fiscal year	36
•	Retirement plan benefits	37
	Service annuity system benefit table—PECO	37
	Service annuity system benefit table—ComEd	38
	Credited years of service	38
	Cash balance pension plan	38
•	Employment agreement with Mr. Rowe	39
•	Change in control employment agreements and severance plan covering other named executives	42
Other Items		46
•	Section 16 reporting	46
•	Transactions with management	46

FREQUENTLY ASKED QUESTIONS

Why am I receiving this proxy material?

You are receiving these proxy materials in connection with the solicitation by the Exelon board of directors of proxies to be voted at the 2006 annual meeting of shareholders.

If your shares were registered directly in your name with Exelon's transfer agent, Computershare Trust Company, N.A., as of the close of business on May 12, 2006, you are considered the holder of record, and Exelon has sent you the Notice of Annual Meeting and 2006 Proxy Statement, 2005 Summary Annual Report and proxy card.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on May 12, 2006, you are considered the beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you the Notice of Annual Meeting and 2006 Proxy Statement, 2005 Summary Annual Report, and a vote instruction form. You have the right to direct your bank, broker, or other nominee on how to vote the shares by completing and returning the vote instruction form or by following the voting instructions provided to vote on the internet or by telephone.

The annual meeting will be held on Tuesday, June 27, 2006 at 9:30 AM, Central Daylight Savings Time, at the Chase Tower Auditorium, 10 South Dearborn Street, Chicago, Illinois.

Exelon is asking for your proxy and will pay all of the costs of asking for shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and to ask for proxies. Georgeson's fee for these services is $14,000, plus reimbursement of out-of-pocket expenses. We can ask for proxies through the mail or personally by telephone or the internet. We may use directors, officers and regular employees of Exelon to ask for proxies. These people do not receive additional compensation for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Exelon common stock.

What is the status of the merger with PSEG?

The proposed merger of Exelon and Public Service Enterprise Group Incorporated (PSEG) was approved by shareholders of Exelon and PSEG in July 2005. Exelon and PSEG have been working diligently for over 17 months to obtain the required federal, state and foreign regulatory reviews and approvals required to complete the merger. At the time this proxy statement is being mailed to Exelon shareholders, all material regulatory actions required for the merger have been completed except for the approval of the merger by the New Jersey Board of Public Utilities and the review of the merger under U.S. antitrust laws by the U.S. Department of Justice. Hearings on the merger in the New Jersey proceedings were completed in March 2005 and settlement discussions with interested parties resumed in May. Exelon and PSEG have also been engaged in discussions with the Department of Justice. Exelon currently believes that all required regulatory actions related to the merger should be completed in the third quarter of 2006. Exelon and PSEG have completed all significant merger integration planning tasks needed to combine the operations of Exelon and PSEG after the merger is approved. We currently expect that the merger can be completed in the third quarter as soon as we have obtained all required regulatory approvals. Exelon will make announcements about the status of progress toward completion of the merger as significant developments occur. When the merger is completed, Exelon will change its name to Exelon Electric & Gas Corporation, but it will not be necessary for Exelon shareholders to exchange their stock certificates for new stock certificates.

What am I voting on?

You are voting on three proposals. Details on each proposal are included in the next section entitled Proposals to be Voted Upon .

  •
  Proposal 1: The election of five Class III directors, each for a term of three years: M. Walter D'Alessio, Rosemarie B. Greco, John M. Palms, Ph. D., John W. Rogers, Jr., and Richard L. Thomas.

  •
  Proposal 2: The ratification of PricewaterhouseCoopers, LLP as Exelon's independent public accountant for the year 2006.

The board of directors urges you to vote FOR the director nominees and FOR the ratification of the independent public accountant.

There is also one proposal submitted by a shareholder:

  •
  Proposal 3: A recommendation to require shareholder approval of future severance benefits.

The board of directors urges you to vote AGAINST this proposal.

How do I vote?

You may vote your shares by any one of the following methods:

  •
  By Internet: log onto the website indicated on your proxy card or vote instruction form.

  •
  By telephone: Call the toll-free number shown on your proxy card or vote instruction form and follow the voice prompts.

  •
  By mail: mark your votes, sign and return the proxy card or vote instruction form in the postage paid envelope provided.

  •
  You may attend the annual meeting in person and use a ballot to cast your vote.

If you vote by the Internet or by telephone, you do not need to send in the proxy card or vote instruction form. The deadline for Internet and telephone voting will be 11:59 PM, Eastern Time, June 26, 2006.

If you are a registered holder, and you sign and date your proxy card but do not indicate your vote on the four proposals, Exelon will vote your shares FOR the director nominees named in Proposal 1 and FOR the ratification of PricewaterhouseCoopers LLP as Exelon's independent accountant in Proposal 2, and AGAINST Proposal 3.

If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares at the annual meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

How can I change my vote?

You have the right to revoke your proxy at any time before the annual meeting. If you are a holder of record, you may contact the Exelon Shareholder Services Helpline at 1-800-626-8729 and request that another proxy card be sent to you. Alternatively, you may use the internet or the telephone to re-vote your shares, even if you mailed the proxy card. The latest-dated, properly completed proxy that you submit, whether through the internet, by telephone or by mail will count as your vote. If your shares are held in street name, you must contact your bank, broker or other nominee and follow their procedures for changing your vote instructions.

You may also revoke your proxy by sending a written notification to Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street - 37th Floor, Chicago, Illinois 60603.

What vote is needed for the proposals to be adopted?

As of the record date, May 12, 2006, there were 668,306,908 shares of Exelon common stock issued and outstanding.

Quorum: In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you submit a properly executed proxy card or vote by telephone or by Internet, you will be considered part of the quorum. Proxy cards marked as abstaining and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of a quorum.

Proposals: Other than the election of directors, more than one-half of the shares present either in person or by proxy and entitled to vote at the annual meeting must vote for a proposal in order for it to be adopted. Directors are elected by a plurality, and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors or the approval of any proposal.

Who will count and certify the votes?

Representatives of Computershare Trust Company, N. A., Exelon's transfer agent, and staff of the Office of the Corporate Secretary will count the votes and certify the election results. The results will be available on the Investor Relations page of our website by June 30, 2006, and will also be published in Exelon's 2nd quarter financial report on Form 10-Q.

How can I attend the annual meeting?

Admission to the annual meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you are a holder of record and wish to attend the annual meeting, tear off and bring the top half of your proxy card and a photo ID to present for admission into the meeting. If you received your proxy materials through the Internet, there is a link to print a paper admission ticket.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the annual meeting, you must bring other proof of ownership such as an account statement that clearly shows that you held Exelon common stock on the record date, or a legal proxy obtained from your bank, broker or other nominee. You must also bring a photo ID. Alternatively, you may obtain a ticket by sending your request and a copy of your proof of ownership to:

  Exelon Corporation
  Annual Meeting Admission Tickets
  10 South Dearborn Street-37th Floor
  Chicago, Illinois 60603

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

Can I view or receive these materials electronically?

Exelon's annual report and proxy statement are available online at www.exeloncorp.com. From the home page, select the Investor Relations tab to view or download the materials.

By choosing to access your proxy materials online, you will save the company the cost of printing and mailing these documents to you and help conserve natural resources. If you wish to receive your future proxy statements and annual reports electronically, you may select this option as you vote your shares online, or you may register directly at the site www.econsent.com/exc. If you hold your shares in street name you must contact your bank, broker or other nominee in order to consent to electronic delivery.

How can I reduce duplicate mailings?

The Securities and Exchange Commission allows Exelon to send a single annual report and proxy statement to two or more shareholders who share the same address, subject to certain conditions. This is known as householding . If your household received multiple copies of the annual report and proxy and you wish to receive only one copy, please call the Exelon Shareholder Services Helpline at 1-800-626-8729 and speak to a customer service representative. Conversely, if your household received only one copy of the annual report and proxy and you would prefer to receive separate copies for each account, please call 1-800-626-8729 and ask to have your accounts removed from the householding program.

How can I submit a proposal for consideration at the 2007 annual meeting?

In order to be considered for the 2007 annual meeting, shareholder proposals must be submitted in writing to Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. Under the bylaws, no proposal can be considered at the 2007 annual meeting unless it is received by the Corporate Secretary before the close of business on January 23, 2007. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

How can I recommend someone as a candidate for director?

A shareholder who wishes to recommend a candidate for director of Exelon may write to Mr. M. Walter D'Alessio, Chairman of the Corporate Governance Committee, c/o Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398.

To be effective for consideration at the 2007 annual meeting, the recommendation must be received no later than January 23, 2007, and must include information required under the bylaws, including (1) information about the nominating shareholder, (2) information about the nominee that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, and (3) the signed consent of the nominee to serve as a director of Exelon, if elected.

PROPOSALS TO BE VOTED UPON

PROPOSAL 1: The election of five Class III directors
The corporate governance committee has recommended, and the board of directors nominates, the following for election as Class III directors: M. Walter D'Alessio, Rosemarie B. Greco, John M. Palms, Ph.D., John W. Rogers, Jr., and Richard L. Thomas. Information about each nominee, including each nominee's principal employment and work experience for the previous five years is found in the section entitled "Directors' Biographies ". Each nominee has consented to serve for a term of three years, except Mr. Thomas who will serve until the closing of the merger with PSEG.

To help assure continuity pending completion of the merger with PSEG, the Exelon board of directors has deferred, until the merger is effective, the retirement of Messrs. Thomas, Jannotta, and Rubin, who would otherwise have retired at the end of 2004. Accordingly, Messrs. Thomas, Jannotta, and Rubin are expected to resign from service as directors of Exelon when the merger is effective, which we expect will occur sometime during the third quarter of 2006. In addition, to help assure continuity following completion of the merger, the Exelon corporate governance principles provide that directors who reach age 72 after the merger agreement was signed on December 20, 2004 will not be required to retire until the third anniversary of the effective date of the merger. Messrs. Brennan and D'Alessio reached age 72 during 2006 and will not be required to retire until the third anniversary of the effective date of the merger. After the third anniversary of the merger, Exelon expects to return to its historic policy of requiring directors to retire from service on the board at the end of the calendar year during which the director attains age 72.

If any Class III director is unable to stand for election, the board may reduce the number of Class III directors, or designate a substitute. In that case, shares represented by proxies may be voted for a substitute Class III director. Exelon does not expect that any Class III nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR "
EACH OF THE FIVE CLASS III DIRECTOR NOMINEES.

PROPOSAL 2: The ratification of PricewaterhouseCoopers LLP as Exelon's independent accountant for 2006
The audit committee and the board of directors believe that PricewaterhouseCoopers' knowledge of Exelon is invaluable, especially as Exelon moves to greater competition in the energy market. Representatives of PricewaterhouseCoopers working on Exelon matters are periodically changed, providing Exelon with new expertise and experience. PricewaterhouseCoopers has direct access to members of the audit committee and its representatives regularly attend their meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions and make a statement if they desire.

In July 2002 the audit committee adopted a policy requiring that it approve in advance all services to be performed by the independent accountant. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The committee will consider proposed engagements that do not impair the accountant's independence and add value to the audit, including audit services, audit-related services (such as accounting advisory services related to proposed transactions and new accounting pronouncements, the issuance of comfort letters and consents in relation to financings, and the provision of attest services in relation to regulatory filings and contractual obligations), and tax compliance and planning services. The committee delegated authority to the committee's chairman to pre-approve non-budgeted services in amounts less than $500,000. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountant. None of the services were provided without pre-approval as the SEC rules permits for "de minimus " services.

In 2005, the audit committee reviewed the PricewaterhouseCoopers Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of Exelon's annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services provided during those periods. The fees shown include all amounts related to the year indicated (even if billed in prior or subsequent periods), which may differ from the amounts actually billed during the period.

	Year Ended December 31,
	2005	2004

Audit Fees	$9,450,000	$6,976,000
Audit-Related Fees	110,000	2,128,000
Tax Fees	294,000	594,000
All Other Fees	40,000	45,000

Total	$9,894,000	$9,743,000

As shown in the table, "Audit-Related Fees " consist of assurance and related services reasonably related to the performance of the audit or review of Exelon's annual financial statements. This category includes fees for accounting assistance and due diligence in connection with proposed acquisitions or sales, employee benefit plan audits, internal controls reviews, and consultations concerning financial accounting and reporting standards.

"Tax Fees " consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning services. These services included tax compliance and preparation services (including the preparation of original and amended tax returns), claims for refunds, tax payment planning, tax advice and consulting services (including assistance and representation in connection with tax audits and appeals), tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

"All Other Fees " reflect work performed primarily in connection with corporate executive programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR " PRICEWATERHOUSECOOPERS, LLP
AS EXELON'S INDEPENDENT ACCOUNTANT FOR 2006.

PROPOSAL 3: A shareholder recommendation to require shareholder approval of future severance benefits
The Trust for the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, NW, Washington DC 20001, beneficial owner of 15,272 shares of Exelon common stock, submitted the following proposal and supporting statement:

"RESOLVED: that the shareholders of Exelon Corporation (the "Company ") urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives' base salary plus bonus. "Future severance agreements " include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending existing such agreements. "Benefits " include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.

Shareholder's supporting statement
"In our opinion, severance agreements as described in this resolution, commonly known as "golden parachutes ", are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

"We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive's employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

"For those reasons, we urge shareholders to vote for this proposal. "

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:
The board of directors opposes this proposal because Exelon's severance benefits are reasonable and already limited in amount, and the proposal would place unnecessary restrictions on the compensation committee's discretion and adversely affect the company's efforts to attract and retain key executives.

The board has well designed and appropriate severance policies. The company's current severance policies (which are described on pages 42 through 45 of this proxy statement) define both the circumstances in which severance benefits are payable to senior executives and the amount to be paid. The compensation committee of the board, which is comprised solely of independent directors, regularly reviews and adjusts these policies in response to market developments, business needs and emerging best practices. In the last three years, the compensation committee and the board have adopted numerous limits on future severance payments:

  •
  The amount of severance payable to the CEO if he leaves the company before his contemplated retirement date of March 16, 2010 cannot exceed the compensation he would have received if he had remained with the company until his retirement;

  •
  The amount of non-change in control cash severance payable to senior executives who have not completed at least two years of service cannot exceed 18 months of base salary (12 months base salary if less than one year of service);

  •
  The company can terminate senior executives other than the CEO for "cause, " without paying severance benefits, under more circumstances than was previously the case;

  •
  There are fewer circumstances in which senior executives can resign for "good reason " and receive severance benefits; and

  •
  The company will not grant more than two years of non-qualified pension service credits under any severance arrangement.

Severance benefits are reasonable in relation to senior management's enhancement of shareholder value, term of service and comparable market practices. Although the company's severance benefits may appear generous when paid, such benefits are appropriate as part of the overall compensation philosophy since senior management has consistently delivered on its commitment to enhance shareholder value. As shown in the Stock Performance Chart on page 30 of this proxy statement, Exelon has consistently outperformed both the S&P 500 and the S&P Utilities Index in the past five years: a $100 investment in the company at the end of 2000 increased by $78.41 at the end of 2005 (with dividends reinvested), compared to an increase of only $2.80 in the S&P 500 and a decrease of $10.89 in the S&P Utilities Index over the same period.

The compensation committee retains consultants and legal counsel to help it ensure that the company's severance policies, as part of its overall compensation philosophy, assist it in attracting and retaining exceptional talent, while also remaining within market norms. The compensation committee's philosophy is described in the committee's report at pages 25 through 29 in this proxy statement. The shareholder's proposal would depart from this deliberative and cohesive philosophy in favor of an approach that arbitrarily targets individual components for reduction.

In addition, the proposal has fundamental flaws that make it unworkable. It combines severance with other non-severance benefits. More fundamentally, decisions to hire or fire senior executives require decisive action by the company. Outstanding candidates are unlikely to leave their current employment to join the company if their severance protection is contingent on shareholder approval. Losing desirable executive candidates, and incurring the considerable delay and expense of special shareholder meetings to approve severance arrangements, is not in the best interests of the company's shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL BECAUSE EXELON'S SEVERANCE BENEFITS ARE REASONABLE IN AMOUNT AND ALREADY LIMITED. THE PROPOSAL WOULD SET ARBITRARY LIMITS ON THE COMPENSATION COMMITTEE'S DISCRETION AND WOULD HINDER THE COMPANY'S ABILITY TO ATTRACT AND RETAIN KEY EXECUTIVES. IN ADDITION, THE PROPOSAL IS AMBIGUOUS AND UNWORKABLE.

Other matters and discretionary voting authority
The board of directors knows of no other matters to be presented for action at the annual meeting. If any matter is properly presented from the floor of the annual meeting, the individuals serving as proxies intend to vote on these matters in the best interest of all shareholders. Your signed proxy card gives this authority to Randall E. Mehrberg and Katherine K. Combs.

CORPORATE GOVERNANCE AT EXELON

The board's function and structure

Exelon's business, property and affairs are managed under the direction of the board of directors. The board is elected by shareholders to oversee management of the company in the long-term interest of all shareholders. The board also considers the interests of other constituencies, which include customers, employees, retirees, suppliers, the communities we serve, and the environment. The board is committed to ensuring that Exelon conducts business in accordance with the highest standards of ethics, integrity, and transparency.

The Exelon board, and those of its predecessor companies, have monitored governance trends and implemented best practices for many years. As a result, Exelon already had in place many of the governance structures and processes that were recently required as governance reforms. Foremost among these were the Exelon Corporate Governance Principles. These principles are revised from time to time to reflect emerging governance trends and to better address the particular needs of the corporation as they change over time. The Corporate Governance Principles may be accessed from the Investor Relations page on the Exelon website www.exeloncorp.com

Exelon's board is composed of 15 members, divided into three classes. Terms of the classes are staggered, with one class standing for election each year. The board has six standing committees: audit, compensation, corporate governance, risk oversight, energy delivery oversight, and generation oversight. The corporate governance committee makes recommendations to the full board regarding board practices, the number, functions and membership of committees, and the performance of the board, committees and individual members. Also, the chair of the corporate governance committee serves as the presiding director and presides and leads the discussion when non-management directors meet in executive session.

The board has a program for orienting new directors and for providing continuing education for all directors. The board annually evaluates its own performance and that of the individual committees. The evaluation process is coordinated by the corporate governance committee and has three parts: committee self-evaluations, a full board evaluation and the evaluation of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. The full board evaluation considers the committee self assessments as well as the quality of its own meeting agendas, materials and discussions. All assessments focus on both strengths and opportunities for improvement.

All directors attended 75% of the board and committee meetings that they were eligible to attend. Exelon does not have a formal policy requiring attendance at the annual shareholders meeting; however, directors do receive a per diem fee for attending the meeting. In 2005, all directors except Dr. Richardson attended the annual shareholders meeting. Dr. Richardson had advised the board prior to his election that he would be unable to attend due to a previously scheduled business commitment.

Anticipated changes upon the completion of the merger with PSEG

Upon the closure of the merger with PSEG, Exelon Corporation will change its name to Exelon Electric & Gas Corporation (EEG) and the board of directors of EEG will increase in size to 18 members, with 12 members selected from the Exelon board and 6 members selected from the PSEG board. Mr. E. James Ferland, the current chairman, president and CEO of PSEG, will become the non-executive chairman of the board of EEG until his retirement in March 2007. Mr. Rowe will serve as president and CEO of EEG until March 2007, at which time he will assume the additional role of chairman of the EEG board.

Exelon's process for nominating directors

The Exelon corporate governance committee serves as a nominating committee and nominates candidates for director. The board of directors has the sole authority to approve the slate of candidates to be submitted to the shareholders for their vote.

The corporate governance committee considers all candidates for director, including current directors whose term is expiring, candidates recommended by shareholders and others. The committee may also utilize specialized search firms to identify and assess qualified candidates. The committee routinely assesses the board's needs for skills and experience in light of current and future needs. All candidates are evaluated using the following standards and qualifications in Exelon's corporate governance principles:

  •
  Highest personal and professional ethics, integrity and values

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  An inquiring and independent mind

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  Practical wisdom and mature judgment

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  Broad training and experience at the policy making level in business, government, education or technology

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  Expertise useful to Exelon and complementary to the background and experience of other Exelon board members

  •
  Willingness to devote the required amount of time to the duties and responsibilities of board membership

  •
  A commitment to serve over a period of years to develop knowledge about Exelon

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  Involvement only in activities or interests that do not create a conflict with responsibilities to Exelon and its shareholders.

Communication with the board of directors

Shareholders can communicate with the chairman of the corporate governance committee or with the independent directors as a group by writing to them, c/o Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398. The board has instructed the corporate secretary to review communications initially and transmit a summary to the directors, and to exclude from transmittal any communications that are commercial advertisements or other forms of solicitation or individual service or billing complaints. Under the board policy, the corporate secretary will forward to the directors any communications raising substantial issues.

Director independence

Under Exelon's corporate governance principles, the board must be composed of a substantial majority of independent directors as defined by the New York Stock Exchange (NYSE). In addition to complying with the NYSE rules, Exelon also monitors all director relationships for independence under rules of the Securities and Exchange Commission (for members of the audit and compensation committees) and the Internal Revenue Service (for members of the compensation committee). The board has adopted independence criteria corresponding to the NYSE rules for director independence, and the board has adopted the following additional categorical standards to address those relationships that are not specifically addressed by the NYSE rules.

  •
  A director's relationship with another company with which Exelon does business will not be considered a material relationship that would impair the director's independence if the aggregate of payments made by Exelon to that other company, or received by Exelon from that other company, in its most recent fiscal year were less than the greater of $1 million or 5% of the recipient's consolidated gross revenues in that year. In making this determination, a commercial transaction will not be deemed to affect a director's independence if and to the extent that: (1) the transaction involves rates or charges that are determined by competitive bidding, set with reference to prevailing prices set by a well-established commodity market, or are fixed in conformity with law or governmental authority; or (2) the provider of goods or services in the transaction is determined by the purchaser to be the only practical source for the purchaser to obtain the goods or services.

  •
  If a director is a current employee, or a director's immediate family member is an executive officer of a charitable or other tax exempt organization to which Exelon has made contributions, the contributions will not be considered a material relationship that would impair the director's independence if the aggregate contributions made by Exelon to that organization in its most recent fiscal year were less than the greater of $1 million or 2% of that organization's consolidated gross receipts in that year. In any other circumstances, a director's relationship with a charity or other tax-exempt organization to which Exelon makes contributions will not be considered a material relationship that would impair the director's independence if the aggregate contributions made by Exelon to that organization in its most recent fiscal year were less than the greater of $1 million or 5% of that organization's consolidated gross receipts in that year.

Each year, directors are requested to provide information about their business relationships with Exelon, including other boards on which they may serve, and their charitable, civic, cultural and professional affiliations. We also gather information on significant relationships between their immediate family members and Exelon. All relationships are evaluated for materiality. Data on all relationships are presented to the corporate governance committee, which reviews the data and makes recommendations to the full board regarding the materiality of such relationships for the purpose of assessing director independence. The same information is considered by the full board in making the final determination of independence.

Based on its review of all disclosed relationships between the directors' business and charitable affiliations and Exelon, the board has determined that all directors, except John W. Rowe, the company's Chairman, President and CEO, are independent under the NYSE rules and the categorical standards specified in the company's corporate governance principles. Nelson A. Diaz, who qualifies as an independent director under the NYSE rules and the company's additional categorical standards, is a partner with BlankRome LLP, a law firm that performed legal services for Exelon in 2005 and is expected to provide similar services in 2006. BlankRome LLP was selected by Exelon as one of several approved firms through a competitive selection process. Judge Diaz does not work on any matters relating to Exelon and the board does not consider that its relationship with BlankRome LLP impairs Judge Diaz's independence.

Description of board committees

Audit Committee

The committee consists of John M. Palms, its chair, M. Walter D'Alessio, Sue L. Gin, William C. Richardson and Richard L. Thomas. All members of this committee are independent directors. The committee met 11 times during 2005.

The audit committee reviews financial reporting and accounting practices and internal control functions. With the assistance of the risk oversight committee, the audit committee also reviews and makes recommendations to the full board regarding risk management policy and legal and regulatory compliance. This committee recommends the independent accountant and approves the scope of the annual audit by the independent accountant and internal auditors. The committee also reviews and makes recommendations to the full board regarding officers' and directors' expenses and compliance with appropriate policies and Exelon's code of business conduct. The committee meets separately outside the presence of management for portions of its meetings with the independent accountant, the internal auditors and the chief legal officer.

As required by the rules of the NYSE, the board of directors has determined that all members of the audit committee are financially literate and have accounting or related financial management expertise, as those qualifications are interpreted by the board in its business judgment. In addition, the board of directors has determined that all members of the committee are audit committee financial experts as defined by SEC regulations.

Compensation Committee

The committee consists of Edward A. Brennan, its chair, M. Walter D'Alessio, Rosemarie B. Greco, Ronald Rubin and Richard L. Thomas. All members of the committee are independent directors. The committee met four times during 2005.

The compensation committee reviews executive compensation and administers and oversees the employee benefit plans and programs. The committee makes recommendations to the independent directors regarding the compensation of the chairman and chief executive officer, and to the full board regarding the compensation of the president (if different from the chief executive officer) and executive vice presidents. The committee uses the services of a compensation consultant, who reports directly to the committee.

Corporate Governance Committee

The committee consists of M. Walter D'Alessio, its chair, Edgar D. Jannotta, John W. Rogers and Richard L. Thomas. All members of the committee are independent directors. The committee met three times in 2005.

The corporate governance committee reviews and makes recommendations on board and committee organization, membership, functions, compensation and effectiveness. The committee monitors corporate governance trends and makes recommendations to the board regarding the corporate governance principles. The committee coordinates the annual evaluations of the performance of each committee and the board as a whole. The committee also evaluates the performance of individual directors as the term of each class expires and the members are considered for re-election. The committee identifies potential director candidates and coordinates the nominating process for directors. The committee coordinates the board's role in establishing performance criteria for the CEO and evaluating the CEO's performance, and also monitors succession planning and executive leadership development. The committee also oversees the directors' orientation and continuing education program and Exelon's efforts to promote diversity among its directors, officers, employees and contractors. The committee may act on behalf of the full board when the board is not in session. The committee utilizes a compensation consultant to assist it in evaluating directors' compensation, and may utilize other consultants, such as specialized search firms to identify candidates for director.

Risk Oversight Committee

The committee consists of Sue L. Gin, its chair, Nelson A. Diaz, Edgar D. Jannotta, and Ronald Rubin. The committee met five times in 2005.

The committee reviews and makes recommendations to the audit committee and to the full Exelon board regarding corporate risk management policy, including financial risks, legal and regulatory risks, power marketing, power trading risk management strategy and performance and the hedged condition of the generation portfolio. The committee is also responsible for the oversight and review of the performance and management of assets in Exelon's pension and nuclear decommissioning trust funds and the appointment and removal of the parties overseeing the performance and management of investment of assets in Exelon's employee benefit trusts.

Energy Delivery Oversight Committee

The committee consists of Rosemarie B. Greco, its chair, Nicholas DeBenedictis, Bruce DeMars, William C. Richardson, Thomas J. Ridge and John W. Rogers. The committee met five times in 2005.

The committee advises and assists the full board in fulfilling its responsibilities to oversee the safe, reliable and cost effective delivery of energy to consumers. The committee reviews the regulatory and public policy strategies and practices of the energy delivery business and its relations with regulators, public officials, consumers and other stakeholders. The committee also reviews the budget and business plans of Exelon Energy Delivery Company and monitors its operating and financial performance.

Generation Oversight Committee

The committee consists of Bruce DeMars, its chair, Nicholas DeBenedictis, Nelson A. Diaz, John M. Palms, and Thomas J. Ridge. The committee met four times in 2005.

The committee advises and assists the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by Exelon's subsidiaries, including those in which Exelon has significant equity or operational interests. The committee reviews potential acquisitions and divestitures, major investments and changes in strategy regarding the generating facilities and power marketing activities. The committee also oversees the power marketing activities of the Power Team. The committee reviews the budget and business plans of Exelon Generation Company and monitors its operating and financial performance.

Compensation of non-employee directors

Non-employee directors receive an annual cash retainer of $35,000. Committee chairs receive an additional $5,000 per year. Because of the additional workload, members of the audit committee and generation oversight committee, including the committee chairs, receive an additional cash retainer of $5,000 per year.

Directors receive $1,500 for each board and committee meeting attended, whether in person or by means of teleconferencing or video conferencing equipment. Directors also receive a $1,500 per diem fee for attending the annual shareholders meeting, for directors education, facilities tours, or other occasional meetings with Exelon's senior management.

All directors receive $60,000 worth of deferred stock units each year, distributed quarterly based upon the closing price of Exelon common stock on the day the quarterly dividend is paid. Deferred stock units are accrued in an unfunded account. Deferred stock units earn the same dividends paid to holders of Exelon common stock, which are reinvested in the account as additional units. Deferred stock units are converted to shares of Exelon common stock upon the director's retirement from the board.

Directors may elect to defer any portion their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. These funds are identical to those available to company employees who participate in the Exelon Employee Savings Plan. Fund balances (including those amounts invested in the Exelon common stock fund) will be paid out in cash and may be distributed in a lump sum or in annual installment payments upon a director's reaching age 65 or upon retirement from the board.

Directors' compensation table

For their service on the board during 2005, Exelon's non-employee directors received the compensation amounts shown in the following table. Dr. Richardson was elected to the board on March 1, 2005 and Governor Ridge was elected to the board on May 2, 2005; they each received pro-rated cash retainers and deferred stock unit retainers based on these dates. Mr. Rowe received no additional compensation for his service as a director.

	Committee Membership	Annual Board & Committee Retainers	Board Meeting Fees	Committee Meeting Fees	Value of Deferred Stock Units	Total Value of 2005 Compensation

Edward A. Brennan	2 (Ch), 3	40,000	18,000	10,500	60,000	128,500
M. Walter D'Alessio	1, 2, 3 (Ch)	45,000	19,500	27,000	60,000	151,500
Nicholas DeBenedictis	4, 5	40,000	19,500	13,500	60,000	133,000
Bruce DeMars	4, 5 (Ch)	45,000	18,000	13,500	60,000	136,500
Nelson A. Diaz	5, 6	40,000	19,500	13,500	60,000	133,000
Sue L. Gin	1, 6 (Ch)	45,000	19,500	24,000	60,000	148,500
Rosemarie B. Greco	2, 4 (Ch)	40,000	19,500	13,500	60,000	133,000
Edgar D. Jannotta	3, 6	35,000	16,500	9,000	60,000	120,500
John M. Palms	1 (Ch), 5	50,000	19,500	22,500	60,000	152,000
William C. Richardson	1, 4	33,444	12,000	13,500	50,167	109,111
Thomas J. Ridge	4, 5	25,769	13,500	6,000	39,890	85,159
John W. Rogers, Jr.	3, 4	35,000	19,500	10,500	60,000	125,000
Ronald Rubin	2, 6	35,000	19,500	12,000	60,000	126,500
Richard L. Thomas	1, 2, 3	40,000	19,500	27,000	60,000	146,500

Total All Directors		549,214	253,500	216,000	810,057	1,828,770

Key to committee membership: Audit = 1, Compensation = 2, Governance = 3, Energy Delivery Oversight = 4, Generation Oversight = 5, Risk Oversight = 6. Committee chair = Ch

Reimbursement of expenses and other compensation

Directors are reimbursed for reasonable travel and lodging expenses incurred in attending board and committee meetings and when attending other events on behalf of Exelon. Directors may utilize Exelon's corporate aircraft to travel to and from board and committee meetings. So that the company is able to reach directors in an emergency, directors may request cellular telephones or other personal communications devices to be used primarily for Exelon business.

Exelon pays the cost of travel, meals, and other related amenities of a director's spouse when he or she is invited to attend company or industry related events where it is customary and expected that directors and officers attend with their spouses. The cost of such travel, meals and other amenities is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to Exelon of providing transportation and lodging for a director's spouse when he or she accompanies the director, and the only additional costs to Exelon are those for meals and other amenities and to reimburse the director for the taxes on the imputed income. In 2005, the aggregate amount of incremental cost related to spouses' meals and other amenities was $5,407 and the aggregate amount paid to all directors as a group for reimbursement of taxes on imputed income was $7,074.

DIRECTORS' BIOGRAPHIES

Class III director nominees to be elected for a term of three years

M. Walter D'Alessio
Mr. D'Alessio, age 72, has been a director of Exelon since October 20, 2000. He chairs the corporate governance committee and serves on the audit and compensation committees. He serves as presiding director and presides and leads the discussion when the non-management directors meet in executive session. He is Vice Chairman of NorthMarq Capital (a real estate investment banking firm) and is president and CEO of NorthMarq Advisors, LLC (a real estate consulting group), positions that he has held since July 2003. Prior to that, he was the Chairman of Legg Mason Real Estate Services, Inc. from 1982 through July 2003, and non-executive Chairman and Director from July 2003 through April 2005. He is the Chairman of the Board of Directors of Brandywine Real Estate Investment Trust and a director of Pennsylvania Real Estate Investment Trust.

Rosemarie B. Greco
Ms. Greco, age 60, has been a director of Exelon since October 20, 2000. She is the chair of the energy delivery oversight committee and serves on the compensation committee. She has served as the director of the Office of Health Care Reform for the Commonwealth of Pennsylvania since January 2003. She is also principal of GRECOVentures Ltd., a private management consulting firm. She was formerly President of CoreStates Financial Corporation and former Director, President and CEO of CoreStates Bank, N.A. She is also a director of Sunoco, Inc., Pennsylvania Real Estate Investment Trust and a trustee of SEI I Mutual Funds, a subsidiary of SEI Investments Co.

John M. Palms, Ph. D.
Dr. Palms, age 70, has been a director of Exelon since October 20, 2000. He chairs the audit committee and serves on the generation oversight committee. He is Distinguished President Emeritus of the University of South Carolina and Distinguished University Professor of Physics, positions he has held since July 2002. He served as the President of the University of South Carolina from 1991 through June 2002. He is the former President of Georgia State University, and the former Vice-President for Academic Affairs and the Charles Howard Chandler Professor of Physics at Emory University. He is the Chairman of the Board of Directors of Assurant Inc. and a director of Computer Task Group, Inc. and the Geo Group. In addition, Dr. Palms is the Chairman of the Board of Trustees of the Institute for Defense Analyses, and was formerly a member of the National Nuclear Accreditation Board and the Advisory Council for the Institute of Nuclear Power Operations.

John W. Rogers, Jr.
Mr. Rogers, age 47, has been a director of Exelon since October 20, 2000. He serves on the corporate governance and energy delivery oversight committees. He is the founder, Chairman and CEO of Ariel Capital Management, Inc., an institutional money management firm. He is a director of Commonwealth Edison Company, an Exelon subsidiary. He is also a director of Aon Corporation, McDonald's Corporation and Bally Total Fitness Holding Corporation.

Richard L. Thomas
Mr. Thomas, age 75, has been a director of Exelon since October 20, 2000. He serves on the audit, compensation and corporate governance committees. He is the Retired Chairman of First Chicago NBD Corporation (banking and financial services) and the First National Bank of Chicago. He is a director of Commonwealth Edison Company, an Exelon subsidiary. He is also is a director of The PMI Group, Inc., SABRE Holdings Corporation and Sara Lee Corporation.

Class I directors with terms expiring in 2007

Nicholas DeBenedictis
Mr. DeBenedictis, age 60, has been a director of Exelon since April 23, 2002. He serves on the energy delivery oversight and generation oversight committees. He is Chairman and Chief Executive Officer of Aqua America Inc., a water utility with operations in 12 states. He is also a director of Met-Pro Corporation, P.H. Glatfelter, Inc. and Harleysville Insurance Company, a subsidiary of the Harleysville Group, Inc.

Sue L. Gin
Ms. Gin, age 64, has been a director of Exelon since October 20, 2000. She chairs the risk oversight committee and serves on the audit committee. She is the Founder, Owner, Chairman and CEO of Flying Food Group, LLC, an in-flight catering company. She is a director of Commonwealth Edison Company, an Exelon subsidiary. She is also a director of Centerplate, Inc.

Edgar D. Jannotta
Mr. Jannotta, age 74, has been a director Exelon since October 20, 2000. He serves on the corporate governance and risk oversight committees. He has served as the Chairman of William Blair & Company, L.L.C. (an investment banking and brokerage company) since March 2001. Previously he was Senior Director from 1996 through February 2001. He is a director of Commonwealth Edison Company, an Exelon subsidiary. He is also a director of Aon Corporation, Bandag, Incorporated and Molex, Inc.

William C. Richardson, Ph. D.
Dr. Richardson, age 65, has been a director of Exelon since March 1, 2005. He serves on the audit and energy delivery oversight committees. He is currently President Emeritus of the W. K. Kellogg Foundation. He had served as the President and CEO of the foundation from 1995 through his retirement in July 2005. He served as President of Johns Hopkins University from 1991 through 1995. He is also a director of Kellogg Company, The Bank of New York Company, Inc. and CSX Corporation.

Thomas J. Ridge
Governor Ridge, age 60, has been a director of Exelon since May 2, 2005. He was the Secretary of the United States Department of Homeland Security from January 2003 through January 2005, and the Special Assistant to the President for Homeland Security (an Executive Office created by President Bush) from October 2001 through December 2002. He served as Governor of the Commonwealth of Pennsylvania from 1994 through October 2001. He is also a director of Home Depot Corporation.

Class II directors with terms expiring in 2008

Edward A. Brennan
Mr. Brennan, age 72, has been a director of Exelon since October 20, 2000. He chairs the compensation committee and serves on the corporate governance committee. He is Retired Chairman and CEO of Sears, Roebuck and Co. (a retail merchandiser). He served as Executive Chairman of AMR Corporation from April 2003 through May 2004. He serves as a director of AMR Corporation, 3M Company and McDonald's Corporation.

Bruce DeMars
Admiral DeMars, age 70, has been a director of Exelon since October 20, 2000. He chairs the generation oversight committee and serves on the energy delivery oversight committee. He has been a partner of RSD LLC (a private consulting firm which introduces new products to government and industry) since January 2001. From May 1998 through December 2000, he was a partner of the Trident Merchant Group. He is a Retired Admiral, United States Navy and former Director of the Naval Nuclear Propulsion Program. He is Chairman of the Board of Directors of Duratek Inc. and a director of McDermott International Inc. and Oceanworks International, Inc.

Nelson A. Diaz
Judge Diaz, age 58, has been a director of Exelon since January 27, 2004. He serves on the risk oversight and generation oversight committees. He has been a partner of Blank Rome LLP (a law firm) since March 2004, and was previously a partner from February 1997 through December 2001. He served as the City Solicitor for the City of Philadelphia from December 2001 through January 2004; and Judge of the Court of Common Pleas, First Judicial District of Pennsylvania, from 1981 to 1993. He also served as General Counsel, United States Department of Housing and Urban Affairs, from 1993 to 1997.

John W. Rowe
Mr. Rowe, age 60, has been Chairman, President and Chief Executive Officer of Exelon since November 2004, having served as Chairman and Chief Executive Officer since April 2002, as Co-Chief Executive Officer from October 2000 through April 2002, and as President from October 2000 through May 2003. He was former Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company. He previously served as President and Chief Executive Officer of the New England Electric System. He is a director of PECO Energy Company, an Exelon subsidiary. He also serves as a director of Sunoco, Inc. and The Northern Trust Corporation.

Ronald Rubin
Mr. Rubin, age 74, has been a director of Exelon since October 20, 2000. He serves on the compensation and risk oversight committees. He is Chairman and CEO of the Pennsylvania Real Estate Investment Trust (a real estate management and development company).

OWNERSHIP OF EXELON COMMON STOCK

Beneficial ownership table

The following table shows the ownership of Exelon common stock as of May 1, 2006 by each director, each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. Shares beneficially owned by directors and executive officers as a group represent less than 1% of the outstanding shares of Exelon common stock. Dr. Richardson was elected to the board on March 1, 2005 and Governor Ridge was elected to the board on May 2, 2005, and under Exelon's Corporate Governance Principles, they are required to own at least 6,000 shares, deferred stock units, or equivalent shares by the third anniversary of their election to the board.

	Beneficially Owned Shares and Stock Options that vest within 60 days after May 1, 2006	Deferred Stock Units and Other Shares Held in Company Plans Subject to Vesting and Other Restrictions	Equivalent Shares from Deferred Compensation Accounts that will be settled in cash	Total Share Investment in Exelon Common Stock

Directors
Edward A. Brennan	8,311	13,217	12,018	33,546
M. Walter D'Alessio	11,013	32,372	—	43,385
Nicholas DeBenedictis	1,000	6,392	—	7,392
Bruce DeMars	9,503	10,609	—	20,112
Nelson A. Diaz	1,500	2,808	886	5,194
Sue L. Gin	26,907	12,165	7,268	46,340
Rosemarie B. Greco	2,000	14,981	5,129	22,110
Edgar D. Jannotta	13,240	22,072	9,435	44,747
John M. Palms	2,705	26,877	—	29,582
William C. Richardson	1,200	1,249	—	2,449
Thomas J. Ridge	—	1,028	—	1,028
John W. Rogers, Jr.	11,374	12,618	6,468	30,460
Ronald Rubin	15,223	32,255	851	48,329
Richard L. Thomas	22,087	17,945	9,451	49,483
Named Executive Officers
John W. Rowe	1,815,467	274,960	129,848	2,220,275
John L. Skolds	138,607	74,271	31,464	244,342
Randall E. Mehrberg	72,000	76,672	14,115	162,787
John F. Young	89,301	24,942	752	114,995
Frank M. Clark	144,825	35,541	32,638	213,004

Directors & Executive Officers as a group: (23 people)	3,075,679	812,685	333,980	4,222,344

Directors' and officers' stock ownership requirements

All directors are required to own within three years after election to the board at least 6,000 shares of Exelon common stock or deferred stock units or shares accrued in the Exelon common stock fund of the directors' deferred compensation plan.

Officers are required to own within five years after their appointment to their position a fixed number of shares, performance shares, deferred shares, or shares accrued in the Exelon common stock fund of the deferred compensation plan based on a multiple of their base salary. The required number of shares is determined by multiplying base salary by the assigned multiplier and dividing the result by the closing share price on the day of the officer's appointment.

Other significant owners of Exelon stock

Shown in the table below are those owners who are known to Exelon to hold more than 5% of the outstanding common stock. This information is based on the most recent Schedule 13G filed by each owner with the SEC.

Name and Address	Amount and nature of beneficial ownerships	Percent of class

Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071	46,583,900	7%
Wellington Management Company, 75 State Street, Boston Massachusetts 02109	41,276,740	6.2%

Capital Research disclosed in its Schedule 13G that it disclaimed beneficial ownership of the shares and claims to have dispositive power over all shares. Wellington disclosed in its Schedule 13G that it shares power to vote 23,896,229 shares and claims to have dispositive power over all shares.

REPORT OF THE AUDIT COMMITTEE

In fulfilling its responsibilities, the Exelon audit committee has reviewed and discussed the audited financial statements contained in the 2005 Annual Report on SEC Form 10-K with Exelon Corporation's management and the independent accountant. The audit committee discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the audit committee has discussed with the independent accountant the accountant's independence from Exelon Corporation and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

In reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors has approved) that the audited financial statements be included in Exelon Corporation's Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

The committee has a charter that has been approved by the Exelon board of directors.

February 14, 2006

Exelon Audit Committee

  John M. Palms, Chair
  M. Walter D'Alessio
  Sue L. Gin
  William C. Richardson
  Richard L. Thomas

REPORT OF THE COMPENSATION COMMITTEE

Committee responsibilities and procedures

The Exelon compensation committee (the Committee) reviews and oversees executive compensation and other benefit and compensation programs. The Committee makes recommendations to the independent directors for approval of compensation for the Chairman and CEO and to the full board of directors for executive vice presidents. A copy of the Committee's charter is posted on Exelon's website, www.exeloncorp.com, on the Investor Relations page under Corporate Governance. All members of the Committee are independent directors. When appropriate, the Committee uses the services of a compensation consultant who reports directly to the Committee.

Each year the Committee's compensation consultant advises the Committee on best practices in executive compensation and assesses Exelon's compensation practices and pay levels. In 2005, the Committee reviewed tally sheets for senior executives that reflected the total value of payments and benefits that would be received upon termination of employment due to retirement or voluntary termination, involuntary separation not related to a change in control, and qualifying termination following a change in control. The Committee annually reviews the perquisites made available to the company's senior executives. The Committee also oversees the company's executive stock ownership requirements.

Compensation philosophy

Exelon's executive compensation program is designed to motivate and reward senior management for achieving high levels of business performance and outstanding financial results. The program is benchmarked with the best practices of energy services companies and large, asset-intensive general industry companies. This philosophy reflects a commitment to attracting and retaining key executives to ensure continued focus on achieving long-term growth in shareholder value.

Exelon's executive compensation program is comprised of three elements:

  •
  base salary;
  •
  annual incentives; and
  •
  long-term incentives.

These components balance short-term and longer range business objectives and align executives' financial rewards with shareholders' interests.

The Committee has adopted a pay-for-performance philosophy, which places an emphasis on pay-at-risk. Pay will exceed market levels when excellent performance is achieved. Failure to achieve target goals will result in below market pay. For Mr. Rowe, 85% of his 2005 target total direct compensation (base salary plus annual and long-term incentive award opportunity) was at-risk. Similarly, 75% of the other named executive officers' 2005 target total direct compensation was at-risk.

Executive stock ownership requirements

To strengthen the alignment of executives' interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock, by the later of five years after their employment or January 1, 2006. Ownership is measured using a market value equal to or greater than the following multiples of their base salary: (1) Chairman and Chief Executive Officer, five times base salary; (2) President and executive vice presidents, three times base salary; (3) senior vice presidents, two times base salary; and (4) vice presidents and other officers, one times base salary. The Committee adopted a policy requiring officers, executive vice presidents and above, who wish to sell Exelon common stock to do so only through Section 10b5-1 stock trading plans, and permitting other officers to enter into such plans. This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their estate and tax planning activities.

Factors considered in determining overall compensation

The Committee commissioned a study of compensation programs in the fall of 2004. This analysis was conducted by a leading global compensation consulting firm and included an assessment of business plans, strategic goals, and competitive compensation levels at high-performing energy services companies and other large, asset-intensive companies in general industry. Generally, executive total direct compensation is targeted to approximate the median (50th percentile) levels of the companies identified and surveyed. The Committee also takes into consideration unique circumstances required to attract and retain talent. The study results indicated that Exelon's mix of compensation components (i.e., base salary, annual and long-term incentives) is effectively aligned with the best practices of these companies.

Chief executive officer compensation

The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other named executive officers. However, Mr. Rowe's overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operating results of the company. As such, the independent directors of the Exelon board, on the recommendations of the Exelon corporate governance committee, conducted a thorough review of Mr. Rowe's performance in 2004 and 2005. The review considered performance requirements in the areas of finance and operations, strategic planning and implementation, succession planning and organizational goals, communications and external relations, board relations, leadership, and shareholder relations. Mr. Rowe prepared a detailed self-assessment reporting to the board on his performance during the year with respect to each of the performance requirements. The board considered the financial highlights of the year and a strategy scorecard that assessed performance against the company's commitments with respect to operational reliability, safety, environmental performance, employee relations, diversity, and disclosure. The board also considered performance with respect to goals relating to operational performance, the development of a common business model, optimizing the relationships among Exelon's business units, promoting effective markets, and adapting to changing markets and politics. Other goals the board assessed included maximizing earnings and cash from assets and business and progress toward accomplishing the proposed merger with PSEG. The board considered, in particular, strong results in the growth in operating earnings, the high nuclear capacity factor, improvements made to the delivery system and the size of the company's market capitalization. It also considered areas where results were less than hoped for, such as delays in obtaining merger approvals and the regulatory difficulties for ComEd in Illinois, the need to continue improving delivery service, and the need to make further improvements in information technology and controls.

How base salary is determined

Base salaries for Exelon's executives are determined based on individual performance and experience, with reference to the salaries of executives in similar positions in the peer group.

Mr. Rowe's 2005 Base Salary The independent directors of the Exelon board, on the recommendations of the Committee and the Exelon corporate governance committee, determined Mr. Rowe's base salary for serving as the Chief Executive Officer by considering:

  •
  a review of benchmark levels of base pay, which were provided by the Committee's consultant;
  •
  performance achieved against financial and operational goals; and
  •
  the performance review discussed above.

Mr. Rowe's annualized base salary was considered to be competitive and remained at $1,250,000 during 2005.

Other Named Executives' 2005 Base Salaries The base salaries of the other named executive officers listed in the Summary Compensation Table were determined based upon the recommendations of the Committee by considering comparable compensation data from the study referred to above and performance achieved against financial, operational and individual goals. Messrs. Skolds, Clark, Young and Mehrberg received base salary increases during 2005 to recognize an expansion of each of the executive's responsibilities.

How 2005 annual incentives are determined

Annual incentives for Exelon's executives are determined based on the achievement of corporate and business unit measures that the Committee establishes at the beginning of each year. These measures are based on factors necessary to achieve strategic business objectives. These measures may include financial, operational, customer and internal indicators designed to measure corporate and business unit performance. Each participant in the annual incentive plan is assigned a target percentage of base salary at the beginning of each year based on the benchmarking data referred to above. These target percentages increase with responsibility and may be adjusted to reflect promotions during the year.

For 2005, the annual incentive payments to Mr. Rowe and each of nine other senior executives were funded by an incentive pool established by the Exelon board of directors under the Annual Incentive Plan for Senior Executives, a shareholder-approved plan, which is intended to comply with Section 162(m) of the Internal Revenue Code. The incentive pool was funded with 1.5% of Exelon's operating income, but was not fully distributed to participants because the Committee decided on lesser awards.

Annual incentive payments for 2005 to named executives were based on the achievement of a pre-determined corporate measure (operating earnings per share, adjusted for non-operating charges and other one-time, unusual and non-recurring items), customer satisfaction, diversity goals and individual performance. The incentive plan was designed to directly link annual incentives to the achievement of key goals of Exelon and, as applicable, the executive's individual performance.

Mr. Rowe's 2005 Annual Incentive Taking into account the performance review discussed above, the Committee and the corporate governance committee recommended and the independent directors of the board approved an award of $1,642,266 for Mr. Rowe, which is 131.38% of his target annual incentive opportunity.

Other Named Executive Officers' 2005 Annual Incentives The Committee recommended and the board of directors approved awards for other named executives that represented 119.44% of each executive's target opportunity.

Long-term incentives

Exelon awards a combination of non-qualified stock options and performance shares to focus executives on long-term value creation and the achievement of key performance goals. Half of the long-term incentive is delivered as stock options and half is delivered as performance shares.

Stock option awards

Exelon granted stock options to key management employees, including the named executive officers, on January 24, 2005. The purpose of stock options is to tie long-term incentive compensation directly to increases in stock price. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. Options vest in equal annual installments over a four-year period and have a term of ten years.

Mr. Rowe and the other named executive officers were awarded a number of non-qualified stock options equal to their target awards on January 24, 2005. Mr. Rowe was awarded a grant of 229,000 non-qualified stock options on this date with an exercise price of $42.85 per share, the closing price of Exelon common stock on that date.

Exelon performance share awards

Exelon grants performance shares in order to link executives' long-term incentive compensation to the achievement of pre-established performance measures and shareholder value. Awards are denominated in shares of Exelon common stock. Payouts earned under the Long-Term Performance Share Program are generally paid in shares of Exelon common stock. In order to foster retention, one-third of the shares vest upon the award date, one-third vest on the first anniversary of the award date, and the final one-third of the shares vest on the second anniversary of the award date. Executives receive earned awards in a combination of Exelon common stock and cash if they have achieved 125% of their stock ownership requirement. Beginning in 2005, executive vice presidents and the CEO receive earned awards entirely in cash if they have achieved 200% of their stock ownership requirement.

Payouts for the 2005 Long-Term Performance Share Program were based on three measures, (1) Exelon's three-year Total Shareholder Return, compounded monthly (TSR), as compared to the TSR for the companies listed in the Dow Jones Utility Index, (2) Exelon's three-year TSR, as compared to the companies in the Standard and Poor's 500 Index, and (3) cash savings during 2005 from The Exelon Way, a cost-reduction initiative. For 2005, 70% of the award was tied to Exelon's TSR components, with the balance tied to achievement of the cash savings goal during 2005 from The Exelon Way initiative.

Exelon exceeded target performance levels with respect to both TSR measures, but did not fully achieve the target performance level for cash savings during 2005 from The Exelon Way initiative. Overall performance against the three measures resulted in a payout to participants for 2005 that represented 122.5% of each participant's target opportunity.

Based on these results, the board of directors approved Mr. Rowe's 2005 Performance Share Award of 84,525 shares of Exelon common stock, which had a value of $4,948,939 on the grant date (based on the closing stock price of $58.55 on January 23, 2006). Mr. Rowe exceeded 200% of his stock ownership requirement (five times his annualized base salary) and received his entire award in cash. Messrs. Skolds and Clark exceeded 200% of their stock ownership requirement (three times annualized base salary) and received their awards in cash. Mr. Mehrberg exceeded 125%, but was below 200% of his stock ownership requirement (three times his annualized base salary) and, therefore, received his award in a combination of cash and Exelon common stock. Mr. Young received his entire award in Exelon common stock because he was below 125% of his stock ownership requirement (three times his annualized base salary).

Executive perquisites

Exelon provides perquisites designed to attract and retain executive officers to the company. Some perquisites are intended to serve a specific business need for the benefit of the company; however, it is understood that some may be used for personal reasons as well. When perquisites are utilized for purely personal reasons, the cost is imputed to the officer as income and the officer is responsible for all applicable taxes; however, in certain cases, the personal benefit is closely associated with the business purpose and the company reimburses the officer for the taxes due on the imputed income.

The executive perquisite program was benchmarked against large energy and general industry companies. The Committee reviewed the costs of the perquisite program and determined the costs to be appropriate for a company of Exelon's size. The Summary Compensation Table and related footnotes summarize the cost of the perquisites.

Ability to deduct executive compensation

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a chief executive officer or other person among the four other highest compensated officers is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and applicable regulations, remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The Committee's policy has been to seek to cause executive incentive compensation to qualify as performance-based in order to preserve its deductibility for federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

For 2005, annual incentive payments and awards under the Performance Share Program to the named executive officers qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

February 14, 2006

Exelon Compensation Committee

  Edward A. Brennan, Chair
  M. Walter D'Alessio
  Rosemarie B. Greco
  Ronald Rubin
  Richard L. Thomas

STOCK PERFORMANCE CHART

The performance graph below shows Exelon's five-year (2000 through 2005) cumulative total return based on an initial investment of $100 in Exelon common stock, as compared with the S&P 500 Stock Index and the S&P Utilities Index.

This performance chart assumes:

  •
  $100 was invested on December 31, 2000 in Exelon Corporation common stock, in the S&P 500 Stock Index and in the S&P Utility Index; and

  •
  All dividends are reinvested.

EXECUTIVE COMPENSATION

Summary compensation table

The following table summarizes the compensation (and its major elements) paid to the named executive officers during the calendar year 2005 and the previous two years, or, in the case of bonuses and long term compensation, the amounts earned with respect to 2005 performance and paid within the first quarter of 2006. The values shown include any amounts that the officer may have elected to defer. Supporting tables and additional information on the components are included in the following pages.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (Note 1)	Restricted Stock Awards (Note 2 & 3)	Number of Stock Options (Note 4)	LTIP Payouts	All Other Compensation (Note 5)

John W. Rowe Chairman, President and Chief Executive Officer, Exelon	2005 2004 2003	$1,250,000 1,241,346 1,185,289	$1,642,266 1,675,000 1,400,000	$181,134 185,541 176,402	— 1,480,279 2,733,360	229,000 400,000 350,000	$1,649,646 1,666,322 —	$3,662,143 2,153,432 191,851

John L. Skolds Executive Vice President, Exelon	2005 2004 2003	603,808 571,154 530,673	509,998 462,239 393,837	34,126 3,472 2,762	— 739,118 634,530	56,000 80,000 80,000	406,454 426,400 —	899,437 514,883 64,276

Randall E. Mehrberg Executive Vice President and Chief Legal Officer, Exelon	2005 2004 2003	532,923 494,807 466,538	451,474 469,000 375,418	63,793 6,159 6,248	406,454 404,218 634,530	56,000 80,000 72,000	406,454 426,400 —	470,905 499,737 49,741

John F. Young Executive Vice President, Finance & Markets, and Chief Financial Officer, Exelon	2005 2004 2003	407,692 435,807 311,923	443,113 505,680 214,159	238,872 5,066 144,943	812,850 330,695 494,236	56,000 54,000 30,000	406,454 348,842 —	62,006 415,106 185,973

Frank M. Clark Chairman and CEO, ComEd	2005 2004 2003	416,923 402,596 377,404	341,591 275,367 227,880	48,409 8,355 9,427	— 626,927 444,171	36,000 54,000 54,000	286,895 293,151 —	666,163 377,067 67,432

  •
  Note 1: Refer to Other Annual Compensation and Description of Perquisites on page 32
  •
  Note 2: Refer to Long Term Performance Share Awards on page 33
  •
  Note 3: Details of the total amount of restricted stock and unvested performance shares are included in the Table of Long Term Performance Payout and Remaining Value on page 34
  •
  Note 4: Options granted prior to May 5, 2004 have been adjusted to reflect the 2 for 1 stock split on that date
  •
  Note 5: Refer to All Other Compensation on page 35.

Other annual compensation and description of perquisites

The amounts shown in the Summary Compensation Table under the column labeled Other Annual Compensation include perquisites and amounts reimbursed for the payment of income taxes. Executive officers receive certain perquisites commensurate with their position. These perquisites are described below and the incremental cost to Exelon to provide the perquisites is shown in the following table.

	Personal & Spouse Travel	Automobile Lease & Parking	Financial, Estate & Tax Planning Services	Dining, Health & Airline Club Memberships	Other Items	Reimbursement for Payment of Taxes	Total of Other Annual Compensation

John W. Rowe	$102,617	$19,116	$15,591	$10,114	$14,400	$19,296	$181,134
John L. Skolds	2,060	15,517	10,240	2,370	439	3,500	34,126
Randall E. Mehrberg	1,444	21,355	30,600	4,940	411	5,043	63,793
John F. Young	3,855	17,955	22,306	1,395	156,696	35,143	238,872
Frank M. Clark	962	33,339	—	6,740	1,386	5,982	48,409

Personal and Spouse Travel    The board has authorized Mr. Rowe to use the corporate aircraft for up to 50 hours for personal trips each year. Of the $102,617 figure shown in the table above, $100,481 represents the aggregate incremental cost to Exelon of Mr. Rowe's personal use of the corporate aircraft in 2005. This cost was calculated using the hourly cost for flight services paid to the aircraft vendor, federal excise tax, fuel charges, and domestic segment fees. In previous reports, the cost of personal use of corporate aircraft for 2004 and 2003 included an allocation of fixed costs and allocated overhead that would have been incurred regardless of personal use of the aircraft. The amounts shown in this column in the Summary Compensation Table for 2004 and 2003 have been restated for comparability with the aggregate incremental cost approach used for 2005. From time to time, Mr. Rowe's spouse accompanies him in his travel on company aircraft. The aggregate incremental cost to the company, if any, for Mrs. Rowe's personal use of company aircraft is included in the figure shown in the table above. For all executive officers, including Mr. Rowe, Exelon pays the cost of the spouse's travel, meals, and other related amenities when the spouse attends company or industry related events where it is customary and expected that officers attend with their spouses. The aggregate incremental cost to Exelon for these expenses is included in the table. In most cases, there is no incremental cost to Exelon of providing transportation or lodging for a spouse, and the only additional cost to Exelon is to reimburse the officer for the estimated taxes on the imputed income attributable to the spouse's travel, meals, and related amenities when attending company or industry related events. This cost is included in the table above in the column headed Reimbursement for Payment of Taxes.

Automobile Lease and Parking    Exelon provides officers with company leased vehicles, pays for insurance, maintenance, applicable taxes and provides a company-paid credit card for fuel and maintenance. Where Exelon facilities do not have parking, officers also receive company-paid parking. The figure shown in the table is the maximum allowance for all automobile costs to the officer. The substantial majority of automobile use by the named officers is for business purposes.

Financial, Estate, and Tax Planning Services    Officers may use any of these services through company-arranged vendors (the company pays for the service) or a vendor of the officer's choosing (the company will reimburse the officer for all reasonable expenses).

Dining, Health, and Airline Club Memberships    Officers are entitled to club memberships in each of the categories shown for the purpose of conducting business or travel on behalf of the company. Membership in country clubs is not provided or reimbursed. The amounts shown represent only the payment of membership dues. The cost of meals and other amenities are the responsibility of the officer. When any meals are business related, Exelon will reimburse the officer directly for such costs. A substantial majority of club use is for business purposes.

Other Items    Officers may use company provided vendors for comprehensive physical exams and related follow-up testing. Exelon maintains several cars and company drivers to provide chauffer services to officers for business purposes. Mr. Rowe is entitled to limited use of a company driver (including for commuting purposes when in Chicago) which enables him to perform work for the company while traveling to and from the office and appointments outside the office. Mr. Clark is also entitled to limited personal use of company drivers. The estimated aggregate incremental cost for Exelon to provide limited personal trips included in the table. The estimate is based on driver overtime, when applicable, and fuel cost. For Mr. Young, the value shown in the table includes a $100,000 relocation bonus and a moving allowance to relocate to the Chicago area.

Reimbursement for Payment of Taxes    Officers are reimbursed for estimated taxes on imputed income for business related spousal travel, certain club memberships, and relocation expenses. For Mr. Young the amount shown includes $32,624 for payment of taxes on the imputed income related to his relocation bonus.

Long-term performance share awards

Exelon has a performance share award program under its Long Term Incentive Plan. Awards prior to January 2005 were made in shares of restricted stock that vested one-third upon the grant date and one-third upon each of the first and second anniversaries of the grant date. Beginning with awards made in January 2005, and for amounts vesting in 2005 and later, if the named officer achieved at least 125% of his or her stock ownership requirement, the vested performance shares are paid out one-half in cash and one half in stock, with the same vesting schedule as before. Beginning with awards made in January 2006 and for amounts vesting in 2006, if the named officer is an executive vice president or higher and has achieved more than 200% of his or her stock ownership requirement, the vested performance shares are paid out entirely in cash.

For the 3-year performance period ended December 31, 2005, the named executive officers received a performance share award as shown in the following table. The shares were valued at $58.55, the NYSE closing price on January 23, 2006. The portion of the award that will be paid out in stock and will vest on the first and second anniversaries of the award is shown in column [C] below and in the column headed Restricted Stock Awards in the Summary Compensation Table above. The portion of the award that vests immediately and was paid out in either cash or stock is shown in column [D] below and in the column headed Long Term Compensation—Payouts in the Summary Compensation Table above. The portion of the award that will be paid out in cash on the first and second anniversaries of the grant is shown in column [E] below and in the column headed All Other Compensation in the Summary Compensation Table above.

	[A]	[B]	[C]	[D]	[E]
	Number of Performance Shares Awarded With Respect to 2005 Performance	Total Dollar Value of Performance Shares Awarded	Dollar Value of the Remaining Unvested Portion of the Performance Share Award payable in stock	Dollar Value of the First One-Third of the Performance Share Award which vested immediately	Dollar Value of the Remaining Unvested Portion of the Performance Share Award payable in cash

John W. Rowe	84,525	$4,948,939	—	$1,649,646	$3,299,293
John L. Skolds	20,825	1,219,304	—	406,454	812,850
Randall E. Mehrberg	20,825	1,219,304	406,454	406,454	406,396
John F. Young	20,825	1,219,304	812,850	406,454	—
Frank M. Clark	14,700	860,685	—	286,895	573,790

Table of long-term performance share payout and remaining value

The named executive officers held the amounts of restricted stock (including unvested performance shares granted with respect to the three-year performance periods ending December 31, 2004 and December 31, 2003) shown in the following table. Dividends for unvested performance shares are reinvested as additional shares subject to the same vesting and payout schedule as the underlying shares. Dividends on restricted shares are paid in cash.

Columns [C] and [D] in the following table show the amount and value of unvested performance shares that were vested and paid out to the named officer on January 23, 2006. This amount includes the first third of the current award for the three-year period ending December 31, 2005, the second third of those shares awarded with respect to the 3-year performance period ending December 31, 2004, and the last third of those shares awarded with respect to the three-year performance period ended December 31, 2003. The shares are valued at the closing price of Exelon stock on January 23, 2006 which was $58.55. The value of this payout is not included in the Summary Compensation Table.

Columns [E] and [F] in the following table show the amount and total value of the restricted stock and unvested performance shares remaining after the vesting and pay out on January 23, 2006. The shares are valued at $58.55.

	[A]	[B]	[C]	[D]	[E]	[F]
	Number of Restricted Stock and Unvested Performance Shares as of 12/31/2005	Number of Performance Shares Awarded on 01/23/2006	Number of Performance Shares That Were Paid Out on 01/23/2006	Value of Performance Shares That Were Paid Out on 01/23/2006 $58.55 / sh	Remaining Amount of Restricted Stock and Unvested Performance Shares = [A] + [B] - [C]	Total Value of Remaining Shares Shown in Column [E] as of 01/23/2006 $58.55 / sh

John W. Rowe	110,123	84,525	98,178	$5,748,343	96,470	$5,648,319
John L. Skolds	46,725	20,825	24,145	1,413,707	43,405	2,541,363
Randall E. Mehrberg	27,470	20,825	24,145	1,413,707	24,150	1,413,983
John F. Young	20,855	20,825	19,398	1,135,737	22,282	1,304,611
Frank M. Clark	28,972	14,700	16,814	984,473	26,858	1,572,536

All other compensation

The amounts shown in the Summary Compensation Table under the column labeled All Other Compensation include (1) company-paid matching contributions to qualified and non-qualified savings plans, (2) the value of the unvested two-thirds of the performance share award granted with respect to the three-year performance period ending December 31, 2005 that will be paid out in cash at the time of vesting in 2007 and 2008, and (3) the cost paid by the company for term life insurance policies for each named officer that are over and above the insurance coverage that is available to all employees.

	Value of Company Matching Contributions to Savings Plans	Value of Unvested Performance Shares From Current Grant that will be paid out in cash in 2007 and 2008	Company-Paid Premiums for Term Life Insurance Policies	Total of All Other Compensation

John W. Rowe	$62,500	$3,299,293	$300,350	$3,662,143
John L. Skolds	30,190	812,850	56,397	899,437
Randall E. Mehrberg	26,646	406,396	37,863	470,905
John F. Young	26,981	—	35,025	62,006
Frank M. Clark	20,846	573,790	71,527	666,163

Table of option grants for 2005

The grant date present dollar value indicated in the table below are estimates based on the Black-Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price of the option on the date that the options are exercised. There is no certainty that the value realized will be at or near the value estimated by the Black-Scholes option pricing model.

The assumptions used for the Black-Scholes model are as of the grant date, January 24, 2005, and are as follows: Risk free interest rate: 3.82%; Volatility: 18.1%; Dividend Yield: 3.6% and time of exercise: 6.25 years.

	Individual Grants
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2005	Exercise Price or Base Price ($ / Share)	Expiration Date of Options Grant	Grant Date Present Dollar Value

John W. Rowe	229,000	4.3%	$42.85	1/23/2015	$1,447,280
John L. Skolds	56,000	1.1%	$42.85	1/23/2015	$353,920
Randall E. Mehrberg	56,000	1.1%	$42.85	1/23/2015	$353,920
John F. Young	56,000	1.1%	$42.85	1/23/2015	$353,920
Frank M. Clark	36,000	0.7%	$42.85	1/23/2015	$227,520

Table of option exercises & year end value

This table shows the number and value of exercisable and unexercisable stock options for the named executive officers during 2005. The value is determined using the closing market price of Exelon common stock on December 31, 2005, which was $53.14, less the exercise price of the options. All options whose exercise price exceeded the market price at the day of determination are valued at zero. For all data below, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

All options were exercised by the named executive officers during 2005 under the terms of Rule 10b5-1 trading plans that were entered into at such time when the officer was unaware of any material information regarding the current and prospective operations of Exelon which had not been publicly disclosed. The dates of the sales were set at the time the trading plans were established.

			As of December 31, 2005
	Number of Shares Acquired by Exercise During 2005	Dollar Value Realized From Exercise During 2005	Number of Shares Underlying Exercisable Options	Total Dollar Value of In-the-Money Exercisable Options	Number of Shares Underlying Unexercisable Options	Total Dollar Value of In-the-Money Unexercisable Options

John W. Rowe	557,500	$17,731,757	1,637,444	$39,447,136	704,000	$13,495,035
John L. Skolds	187,500	$4,259,206	122,500	$3,148,800	156,000	$2,945,640
Randall E. Mehrberg	123,600	$2,660,892	70,400	$1,464,856	152,000	$2,832,300
John F. Young	—	—	28,500	$705,750	111,500	$1,838,190
Frank M. Clark	94,500	$2,052,549	118,666	$3,164,977	103,500	$1,969,785

Long-term incentive plans—awards in last fiscal year

Exelon's Long Term Performance Share Award program under the Long-Term Incentive Plan provides incentives to key executives in the form of restricted stock and cash. Awards are determined upon the successful completion of strategic goals designed to achieve long-term business success and increased shareholder value. These goals include Exelon's Total Shareholder Return (TSR) over the previous three years relative to established benchmarks including a peer group of companies listed on the Dow Jones Utility Index (weighted 50%) and the Standard & Poor's 500 Index (weighted 20%) and a quantifiable cash savings goal aligned with The Exelon Way initiative (weighted 30%). Grants under the Long Term Performance Share Award Program for the three-year period ended December 31, 2005 are reflected in the Summary Compensation Table. Also see the description of Long Term Performance Share Awards on page 35.

A target number of performance shares is established for each participant which is commensurate with the participant's base salary. Based on measured performance as described above, participants may earn up to 200% of their target for superior performance and may earn nothing if thresholds are not met.

		Estimated future payouts under non-stock price-based plans
	Performance Period until Maturation or Payout
		Threshold	Target	Maximum

		(Shares)	(Shares)	(Shares)
John W. Rowe	3 years	34,500	69,000	138,000
John L. Skolds	3 years	8,500	17,000	34,000
Randall E. Mehrberg	3 years	8,500	17,000	34,000
John F. Young	3 years	8,500	17,000	34,000
Frank M. Clark	3 years	6,000	12,000	24,000

Retirement benefit plans

The following tables show the estimated annual retirement benefits payable on a straight-life annuity basis to participating employees, including officers, in the earnings and year of service classes indicated, under Exelon's non-contributory retirement plans. The amounts shown in the following tables are not subject to any reductions for social security or other offset amounts.

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans which cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to transfer to a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

Covered compensation under the plans generally includes salary and bonus, which is disclosed in the Summary Compensation Table for the named executive officers. The calculation of retirement benefits under the Exelon Corporation Retirement Program is based upon average earnings for the highest consecutive five-year period under the PECO Energy Company Service Annuity Benefit Formula and for the highest four-year period (three-year for certain represented employees) under the ComEd Service Annuity Benefit Formula.

The Internal Revenue Code limits to $210,000 as of January 1, 2005 the individual annual compensation that may be taken into account under tax-qualified retirement plan and limits to $170,000 as of January 1, 2005 the amount that an individual may accrue in one year under such a defined benefit plan. As permitted by the Employee Retirement Income Security Act of 1974, as amended, Exelon sponsors supplemental pension plans which allow the payment to certain individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits.

Service annuity system benefit table—PECO

This table is applicable to employees of Exelon, PECO and Generation

Annual normal retirement benefits based on specified years of service and earnings
Highest 5 year annual earnings (salary & bonus)	10 years	15 years	20 years	25 years	30 years	35 years	40 years

100,000	$18,878	$25,817	$32,756	$39,695	$46,634	$53,573	$60,512
200,000	39,378	54,067	68,756	83,445	98,134	112,823	127,512
300,000	59,878	82,317	104,756	127,195	149,634	172,073	194,512
400,000	80,378	110,567	140,756	170,945	201,134	231,323	261,512
500,000	100,878	138,817	176,756	214,695	252,634	290,573	328,512
600,000	121,378	167,067	212,756	258,445	304,134	349,823	395,512
700,000	141,878	195,317	248,756	302,195	355,634	409,073	462,512
800,000	162,378	223,567	284,756	345,945	407,134	468,323	529,512
900,000	182,878	251,817	320,756	389,695	458,634	527,573	596,512
1,000,000	203,378	280,067	356,756	433,445	510,134	586,823	663,512

Service annuity system benefit table—ComEd

This table is applicable to employees of Exelon, ComEd and Generation)

Annual normal retirement benefits based on specified years of service and earnings
Highest 4 year annual earnings (salary & bonus)	10 years	15 years	20 years	25 years	30 years	35 years	40 years

100,000	$16,044	$27,927	$38,917	$49,202	$58,949	$68,290	$77,323
200,000	32,088	56,553	79,180	100,352	120,395	139,562	158,053
300,000	48,132	85,178	119,442	151,502	181,839	210,833	238,782
400,000	64,176	113,804	159,705	202,652	243,284	282,105	319,511
500,000	80,220	142,429	199,968	253,802	304,729	353,377	400,240
600,000	96,264	171,055	240,231	304,952	366,173	424,648	480,969
700,000	112,308	199,681	280,494	356,102	427,618	495,920	561,698
800,000	128,352	228,306	320,757	407,253	489,062	567,191	642,427
900,000	144,395	256,931	361,020	458,403	550,508	638,462	723,157
1,000,000	160,439	285,557	401,283	509,553	611,952	709,735	803,886

Credited years of service

The named executive officers have the following credited years of service as of December 31, 2005 (partial years are not included):

John W. Rowe	27 years
John L. Skolds	13 years
Randall E. Mehrberg	15 years
John F. Young	2 years
Frank M. Clark	40 years

Mr. Skolds received an additional 7 1/2 years of credited service upon his 5th anniversary of employment and will receive an additional 7 1/2 years upon his 10th anniversary; Mr. Mehrberg received an additional 10 years of credited service upon his 5th anniversary.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the non-qualified pension plans that supplement the Exelon Corporation Retirement Program for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

Cash balance pension plan

Mr. Young participates in Exelon's cash balance pension plan. Under this plan, an account is established for each participant and the account balance grows as a result of annual benefit credits and annual investment credits. Currently, the annual benefit credit under the plan is 5.75% of base pay and annual incentive award (subject to applicable Internal Revenue Code limit). The annual investment credit is the greater of 4%, or the average for the year of the S&P 500 Index and the applicable interest rate specified in Section 417(e) of the Internal Revenue Code that is used to determine lump sum payments, (the interest rate is determined in November of each year.) Benefits are vested and nonforfeitable after completion of at least five years of service, and are payable following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plan.

Employment agreement with Mr. Rowe

Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe will continue to serve as Chief Executive Officer of Exelon, Chairman of Exelon's board of directors and a member of the board of directors until March 16, 2010, except that E. James Ferland (current Chief Executive Officer of PSEG) will be appointed non-executive Chairman of Exelon's board of directors upon the closing of the merger between Exelon and PSEG, and Mr. Rowe will be reappointed as Chairman as of April 1, 2007 or such earlier date that Mr. Ferland ceases to serve as Chairman.

Under the employment agreement, which continues in effect until Mr. Rowe's termination, his annual base salary is determined by Exelon's compensation committee. Mr. Rowe is eligible to participate in the annual incentive award program, long-term incentive plan and all savings, deferred compensation, retirement and other employee benefit plans generally available to other senior executives of Exelon on the same basis as other senior executives of Exelon. His life insurance coverage will be at least three times his base salary.

In addition, Mr. Rowe is entitled to receive a special supplemental executive retirement plan benefit (the SERP benefit) upon termination of employment for any reason other than for cause. The SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe's SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if:

  •
  he had attained age 60 (or his actual age, if greater);

  •
  he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary of that date occurring prior to his termination of employment; and

  •
  his annual incentive awards for each of 1998 and 1999 had been $300,000 greater than the annual incentive awards he actually received for those years.

In the event Mr. Rowe's employment terminates for cause after March 16, 2006, the portion of the SERP benefit that accrues after March 16, 2006 is forfeited. Upon any termination for cause, all stock options (whether vested or non-vested) and non-vested performance shares and restricted stock also would be forfeited.

If, prior to March 16, 2010, Exelon terminates Mr. Rowe's employment for reasons other than cause, death or disability or Mr. Rowe terminates his employment for good reason, he would also be eligible for the following benefits:

  •
  a lump sum payment of Mr. Rowe's accrued but unpaid base salary and annual incentive, if any, and a prorated formula annual incentive (determined in accordance with the following subparagraph) for the year in which his employment terminates;

  •
  for the lesser of two years or the period remaining until March 16, 2010, continued periodic payment of base salary and continued periodic payment of a formula annual incentive equal to either the annual incentive for the last year ending prior to termination or the average of the annual incentives payable with respect to Mr. Rowe's last three full years of employment, whichever is greater;

  •
  during the severance period, continuation of life, disability, accident, health and other active welfare benefits for him and his family, followed by post-retirement health care coverage for him and his wife for the remainder of their respective lives;

  •
  all exercisable stock options remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of Exelon's long term incentive plan (LTIP);

  •
  non-vested stock options become exercisable and thereafter remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of the LTIP;

  •
  previously earned but non-vested performance shares vest and a target award for the year in which the termination occurs, consistent with the terms of the performance share award program under the LTIP; and

  •
  any non-vested restricted stock award vests.

Mr. Rowe would receive the termination benefits described in the preceding paragraph, if, prior to March 16, 2010, Exelon terminates Mr. Rowe without cause or he terminates his employment for good reason, and

  •
  the termination occurs within 24 months after a Change in Control of Exelon or within 18 months after a Significant Acquisition, as such terms are described under Change in Control Employment Agreements and Severance Plan Covering Other Named Executives, except that the pending merger of Exelon and PSEG is specifically excluded from such terms; or

  •
  Mr. Rowe resigns before March 16, 2010 because of the failure to be appointed or elected as Exelon's Chief Executive Officer, Chairman of Exelon's board of directors (other than during Mr. Ferland's term as Chairman), and a member of the board of directors;

except that:

  •
  the formula annual incentive award payable for the year in which Mr. Rowe's employment terminates will be paid in full, rather than prorated;

  •
  in lieu of continued periodic payment of base salary and formula annual incentive, he will receive a lump sum severance payment equal to his base salary and the formula annual incentive multiplied by the lesser of (1) three years and (2) the number of years (including fractional years) remaining until March 16, 2010;

  •
  in determining the amount of such full formula annual incentive and lump sum severance payment, the formula annual incentive will be the greater of the amount described in the preceding paragraph or the target annual incentive for the year in which his employment terminates;

  •
  continued active welfare benefits will be provided for the lesser of (1) three years and (2) the number of years (including fractional years) remaining until March 16, 2010;

  •
  the SERP benefit will be determined taking into account the lump sum severance payment, as though it were paid in installments and Mr. Rowe remained employed during the severance period; and

  •
  professional outplacement services will be provided for up to twelve months.

The term good reason means any material breach of the employment agreement by Exelon, including:

  •
  a failure to provide compensation and benefits required under the employment agreement (including a reduction in base salary that is not commensurate with and applied to Exelon's other senior executives) without Mr. Rowe's consent;

  •
  causing Mr. Rowe to report to someone other than Exelon's board of directors;

  •
  any material adverse change in Mr. Rowe's status, responsibilities or perquisites; or

  •
  any announcement by Exelon's board of directors without Mr. Rowe's consent that Exelon is seeking his replacement, other than with respect to the period following his retirement.

With respect to a termination of employment during the Change in Control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason:

  •
  a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority;

  •
  the failure of any successor to assume his employment agreement;

  •
  a relocation of Exelon's office by more than 50 miles; or

  •
  a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

The term cause means any of the following, unless cured within the time period specified in the agreement:

  •
  conviction of a felony or of a misdemeanor involving moral turpitude, fraud or dishonesty;

  •
  willful misconduct in the performance of duties intended to personally benefit the executive; or

  •
  material breach of the agreement (other than as a result of incapacity due to physical or mental illness).

Upon Mr. Rowe's retirement or other termination of employment other than for cause:

  •
  Mr. Rowe is required to provide up to ten hours per week of transition services for six months and, thereafter, until the third anniversary of his termination, at Exelon's request, to provide consulting services, attend a reasonable number of civic, charitable and corporate events, and serve on mutually agreed civic and charitable boards as Exelon's representative;

  •
  Exelon is required to provide office space, a personal secretary and reasonably requested tax, financial and estate planning services to Mr. Rowe for three years (or one year following his death);

  •
  he will receive a prorated formula annual incentive for the year in which the termination occurs;

  •
  all exercisable stock options remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of the LTIP;

  •
  non-vested stock options become exercisable and thereafter remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of the LTIP;

  •
  previously earned but non-vested performance shares vest and he will receive a target award for the year in which the termination occurs, consistent with the terms of the performance share award program under the LTIP; and

  •
  any non-vested restricted stock award vests, unless otherwise provided in the grant instrument.

The term retirement means:

  •
  Mr. Rowe's termination of his employment other than for good reason, disability or death;

  •
  Exelon's termination of his employment on or after March 16, 2010 other than for cause or disability.

Mr. Rowe is subject to confidentiality restrictions and to non-competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment. He is also eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law. If any payment to Mr. Rowe would be subject to a penalty under Section 409A of the Internal Revenue Code, Exelon may postpone such payment by up to six months to avoid such penalty or the parties may amend the agreement to comply with Section 409A.

Change in control employment agreements and severance plan covering other named executives

Exelon has entered into change in control employment agreements with the named executive officers other than Mr. Rowe, which generally protect such executives' position and compensation levels for two years after a change in control of Exelon. The agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment.

During the 24-month period following a change in control, or during the 18-month period following another significant corporate transaction affecting the executive's business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a significant acquisition ), if a named executive officer resigns for good reason or if the executive's employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

  •
  the executive's target annual incentive for the year in which termination occurs;

  •
  severance payments equal to three times the sum of (1) the executive's base salary plus (2) the higher of the executive's target annual incentive for the year of termination or the executive's average annual incentive award payments for the two years preceding the termination;

  •
  a benefit equal to the amount payable under the supplemental executive retirement plan ( SERP ) determined as if (1) the SERP benefit were fully vested, (2) the executive had three additional years of age and years of service (two years for executives who entered into such agreements after 2003) and (3) the severance pay constituted covered compensation for purposes of the SERP;

  •
  a cash payment equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon's qualified defined benefit retirement plan;

  •
  all stock options, performance shares or units, deferred stock units, restricted stock, or restricted share units become fully vested, and options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option's expiration date, for options granted after that date;

  •
  life, disability, accident, health and other welfare benefit coverage continues for three years, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and

  •
  outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after

Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive's business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation ).

A change in control generally occurs:

  •
  when any person acquires 20% of Exelon's voting securities;

  •
  when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

  •
  upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon's operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

  •
  upon shareholder approval of a plan of complete liquidation or dissolution.

The term good reason, under the change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

  •
  a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

  •
  failure of a successor to assume the agreement;

  •
  a material breach of the agreement by Exelon; or

  •
  any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive's position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

  •
  refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive's duties and responsibilities;

  •
  willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

  •
  commission of a felony or any crime involving dishonesty or moral turpitude;

  •
  material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

  •
  any breach of the executive's restrictive covenants.

Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

If a named executive officer other than Mr. Rowe resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not covered by an individual change in control employment agreement, the named executive officer may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

  •
  prorated payment of the executive's target annual incentive for the year in which termination occurs;

  •
  for a two-year severance period, continued payment of base salary and continued payment of annual incentive equal to the executive's target incentive for the year in which the termination occurs;

  •
  a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

  •
  for the two-year severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

  •
  outplacement services for at least six months.

Payments under the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

Consummation of the pending merger with PSEG is not a change in control and is not expected to be a significant acquisition under the change in control employment agreements or the Senior Management Severance Plan. Subject to the consummation of the merger and pursuant to the authorization previously disclosed in Exelon's 2005 Joint Proxy Statement and Prospectus, non-change in control benefits payable under the plan to an executive who has completed at least two years of service and who is terminated without cause or resigns for good reason between September 1, 2005 and the second anniversary of the merger consummation will be adjusted in the following respects: (1) the participant will receive a target annual incentive and target performance share award, rather than a prorated target annual incentive and performance share award, for the year in which termination occurs, (2) in determining the amount of continued annual incentive during the severance period, the payment would be based on the higher of the executive's target annual incentive in the year of termination or the executive's average annual incentives for the two years preceding termination, (3) non-vested stock options and restricted stock (unless the terms of the restricted stock grant provide that vesting will not accelerate) of an eligible executive who terminates employment on or after February 13, 2006 will vest and all stock options will remain exercisable for the period permitted under Section 409A of the Internal Revenue Code, and (4) an executive who declines a relocation that would increase the executive's one-way commuting distance by more than 50 miles may resign and receive severance benefits consistent with those provided to key management employees under Exelon's non-executive severance plan.

The term good reason under the Senior Management Severance Plan means either of the following:

  •
  a material reduction of the executive's salary, incentive compensation opportunity or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

  •
  a material adverse reduction in the executive's position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive's business unit, but excluding any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive's business unit or (2) that generally places the executive in substantially the same level of responsibility.

The term cause under the Senior Management Severance Plan has the same meaning as the definition of such term under the individual change in control employment agreements.

OTHER ITEMS

Section 16 compliance

Based on written affirmations received from directors and officers, as well as administrative review of company stock plans and accounts administered by private brokers of behalf of directors and officers that have been disclosed, Exelon believes that its directors and officers made all required filings on a timely basis during 2005.

Transactions with management
Nelson A. Diaz is a partner with BlankRome LLP, a law firm that performed legal services for Exelon in 2005 and is expected to provide similar services in 2006. BlankRome LLP was selected by Exelon as one of several approved firms through a competitive selection process. Judge Diaz does not work on any matters relating to Exelon and the board does not consider that its relationship with BlankRome LLP impairs Judge Diaz's independence.

Annual Meeting Admission Ticket

000000000.000 ext
	000004	000000000.000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
2006 Annual Meeting of
Exelon Corporation Shareholders

Tuesday, June 27, 2006 9:30 A.M. Local Time
Chase Tower Auditorium
10 South Dearborn Street, Chicago, Illinois

Upon arrival, please present this
admission ticket and photo identification
at the Shareholder Registration table.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	123456	C0123456789	12345

☐	Please mark this box with an X if your address has changed and print the new address below.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)	+

C 1234567890 J N T
A
Election of Directors - The Board of Directors recommends a vote FOR proposal 1.
1.	Nominees:	For	Withhold		For	Withhold
	01 - M.W. D'Alessio	☐	☐	04 - J.W. Rogers	☐	☐
	02 - R.B. Grego	☐	☐	05 - R.L. Thomas	☐	☐
	03 - J.M. Palms	☐	☐
B
Issues - The Board of Directors recommends a vote FOR proposal 2 and AGAINST proposal 3.
		For	Against	Abstain
2.	Ratification of Independent Accountant	☐	☐	☐	Mark this box with an X if you are attending the annual meeting	☐
3.	Shareholder proposal to require shareholder approval of future severance benefits	☐	☐	☐	Mark this box with an X if you have made comments below	☐

C
Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

☐ 0 0 9 2 9 6 1	5 U P X	C O Y +

002CS40015                    00KFKG

Admission Ticket

If you wish to attend the annual meeting please detach and bring this ticket along with a photo I.D. and upon arrival present them at the Shareholder Registration table.	DO NOT MARK IN THIS AREA
Exelon Corporation Annual Meeting of Shareholders June 27, 2006, 9:30 A. M. Chase Tower Auditorium 10 South Dearborn Street Chicago, Illinois	CUR D&O NA	☐ ☐ ☐	FMR REL ##	☐ ☐

THIS TICKET IS NOT TRANSFERABLE

PLEASE DETACH ALONG PERFORATION AND RETURN THIS CARD IF VOTING BY MAIL.

2006 COMMON STOCK PROXY
EXELON CORPORATION

This proxy is solicited on behalf of the board of directors
for the Annual Meeting of Shareholders to be held on
Tuesday, June 27, 2006 9:30 A.M. Local Time
Chase Tower Auditorium
10 South Dearborn Street, Chicago, Illinois

RANDALL E. MEHRBERG and KATHERINE K. COMBS, or either of them with power of substitution, are hereby appointed proxies to vote as specified all shares of Common Stock which the shareholder(s) named on the reverse side is entitled to vote at the above annual meeting or at any adjournment thereof, and in their discretion to vote upon all other matters as may properly be brought before the meeting.

Computershare Trust Company, N.A., as custodian under the Dividend Reinvestment and Employee Stock Purchase Plan, and Exelon Corporation, as custodian for the 401(k) Employee Savings Plan, are hereby authorized to execute a proxy with identical instructions for any shares of common stock held for the benefit of shareholder(s) named on the reverse side.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR
OTHERWISE TO P.O. BOX 8647, EDISON, NEW JERSEY, 08818-8647

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on June 26, 2006.
THANK YOU FOR VOTING

Annual Meeting Admission Ticket

Annual Meeting Proxy Card

+
C 1234567890 J N T

A    Election of Directors - The Board of Directors recommends a vote FOR proposal 1.

1.	Nominees:	For	Withhold
	01 - M.W. D'Alessio	☐	☐
	02 - R.B. Greco	☐	☐
	03 - J.M. Palms	☐	☐
	04 - J.W. Rogers	☐	☐
	05 - R.L. Thomas	☐	☐

B    Issues - The Board of Directors recommends a vote FOR proposal 2 and AGAINST proposal 3.

		For	Against	Abstain
2.	Ratification of Independent Accountant	☐	☐	☐
3.	Shareholder proposal to require shareholder approval of future severance benefits	☐	☐	☐

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

☐ 0 0 9 2 9 6 2	5 U P X	C O Y +

002CS40015                        00KFLE

Admission Ticket

If you wish to attend the annual meeting please detach and bring this ticket along with a photo I.D. and upon arrival present them at the Shareholder Registration table.	DO NOT MARK IN THIS AREA
	CUR	☐	FMR	☐
	D&O	☐	REL	☐
	NA	☐	##	__
Exelon Corporation Annual Meeting of Shareholders June 27, 2006, 9:30 A. M. Chase Tower Auditorium 10 South Dearborn Street Chicago, Illinois
THIS TICKET IS NOT TRANSFERABLE

PLEASE DETACH ALONG PERFORATION AND RETURN THIS CARD IF VOTING BY MAIL.

2006 COMMON STOCK PROXY
EXELON CORPORATION

This proxy is solicited on behalf of the board of directors
for the Annual Meeting of Shareholders to be held on
Tuesday, June 27, 2006 9:30 A.M. Local Time
Chase Tower Auditorium
10 South Dearborn Street, Chicago, Illinois

RANDALL E. MEHRBERG and KATHERINE K. COMBS, or either of them with power of substitution, are hereby appointed proxies to vote as specified all shares of Common Stock which the shareholder(s) named on the reverse side is entitled to vote at the above annual meeting or at any adjournment thereof, and in their discretion to vote upon all other matters as may properly be brought before the meeting.

Computershare Trust Company, N.A., as custodian under the Dividend Reinvestment and Employee Stock Purchase Plan, and Exelon Corporation, as custodian for the 401(k) Employee Savings Plan, are hereby authorized to execute a proxy with identical instructions for any shares of common stock held for the benefit of shareholder(s) named on the reverse side.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR
OTHERWISE TO P.O. BOX 8647, EDISON, NEW JERSEY, 08818-8647

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NOTICE OF THE ANNUAL MEETING AND 2006 PROXY STATEMENT